Exhibit 99.1

INVESTOR
Immediate	MEDIA:	RELATIONS:
	Jim Fitzwater	Eric Norris
	(215) 299-6633	(215) 299-6538

FMC Corporation Announces Second Quarter Results and Raises Outlook for Full Year

PHILADELPHIA, July 27, 2004 — FMC Corporation (NYSE: FMC) today reported second quarter 2004 net income of $30.7 million or $0.82 per diluted share versus $21.7 million or $0.61 per share in the second quarter of 2003. Second quarter 2004 net income included restructuring and other charges and a charge to discontinued operations that totaled $11.9 million after-tax or $0.32 per share. Excluding these charges, second quarter 2004 earnings were $42.6 million or $1.14 per share. Second quarter revenue of $534.3 million was up five percent as compared with $510.0 million in the year-earlier quarter.

According to William G. Walter, FMC chairman, president and chief executive officer: “We again exceeded the expectations we had set earlier due to continued strong performance in our Agricultural Products segment and on target performance across the balance of the portfolio. Our Ag business not only continues to benefit from a healthy global farm economy, but has also seen a significant expansion in operating margins driven by our focus on reducing costs and improving product mix. In Industrial Chemicals, we achieved a significant milestone with the completion of the Astaris restructuring and the deleveraging of that venture’s balance sheet.”

- more -

Page 2/FMC Announces Second Quarter Earnings

Revenue in Agricultural Products was $193.0 million, an increase of 10 percent from the prior-year quarter. The increase was broad-based with all regions and product lines experiencing good growth. Stronger insecticide sales were driven primarily by growth in North America and continued strength in Brazil. Increased herbicide sales benefited from new labels in Europe, early season demand in North America and favorable market conditions in Brazil. Segment earnings before interest and taxes (“segment earnings”) of $48.0 million were up 76 percent versus the second quarter of 2003 due to higher sales, improved product mix, reduced manufacturing costs and lower SG&A expense.

Revenue in Specialty Chemicals was $141.6 million, an increase of 2 percent versus the prior-year quarter. The BioPolymer business continued to experience good growth driven by higher microcrystalline cellulose and alginate sales into the food ingredient and pharmaceutical markets and favorable foreign currency translation. Lithium sales were slightly lower than the prior-year quarter as lower sales into the pharmaceutical market more than offset increases in the battery market. Segment earnings of $30.1 million were essentially flat with the second quarter of 2003 due to the impact of higher raw materials and unfavorable product mix.

Revenue in Industrial Chemicals was $201.4 million, an increase of 2 percent from the prior-year quarter. The alkali business drove more than the full increase in segment revenue as the impact of stronger soda ash volumes and higher domestic prices more than offset weaker export prices. Higher domestic hydrogen peroxide volumes and prices were more than offset by unfavorable product mix. Slightly lower Foret sales were driven by temporary production problems in phosphates and lower export volumes due to the strength of the euro, partially offset by higher selling prices in both peroxygens and phosphates and the benefit of a stronger euro. Segment earnings of $11.0 million

- more -

Page 3/FMC Announces Second Quarter Earnings

increased 47 percent versus the second quarter of 2003 due to higher sales and improved affiliate earnings, despite continued increases in energy and transportation costs. Affiliate earnings improved due to the benefits of the Astaris restructuring.

Corporate expense of $9.8 million was up slightly from $9.6 million in the second quarter of 2003. Interest expense, net, was $20.6 million, down from $23.4 million in the prior-year period due to lower interest rates and debt levels. On June 30, 2004, gross consolidated debt was $1,077.7 million, and debt, net of cash, was $840.2 million. For the quarter, depreciation and amortization was $33.5 million, and capital expenditures were $17.5 million.

Six Months Results

Revenue was $1,040.0 million, an increase of 10 percent as compared with $944.0 million in the prior-year period. Net income was $36.2 million, an increase of 53 percent from $23.6 million in the year-earlier period. Net income in the current period included restructuring and other charges and a charge to discontinued operations that totaled $20.3 million after-tax.

Revenue in Agricultural Products was $366.4 million, an increase of 21 percent versus the prior-year period. The increase was broad-based with all regions and product lines experiencing good growth. Higher insecticide sales were driven by strong performance in Latin America, particularly Brazil. Increased herbicide sales resulted from the combination of new labels in Europe, early season demand in North America and improved market conditions in Asia. Solid performance in non-crop markets also contributed to the sales growth. Segment earnings were $67.7 million, an increase of over 100 percent from the first half of 2003 due to higher sales, improved product mix and lower costs.

- more -

Page 4/FMC Announces Second Quarter Earnings

Revenue in Specialty Chemicals was $276.3 million, an increase of 4 percent versus the prior-year period. The BioPolymer business drove the entire revenue increase with stronger microcrystalline cellulose sales into the food ingredient and pharmaceutical markets, higher sales of carrageenan and alginates into the pharmaceutical and personal care markets and favorable foreign currency translation. Revenue in the lithium business was flat versus the prior-year period as the benefits of increased sales into the battery market and favorable foreign currency translation were offset by lower sales into the pharmaceutical market. Segment earnings of $54.7 million were essentially flat versus the year-earlier period due to the impact of higher raw material costs and unfavorable product mix.

Revenue in Industrial Chemicals was $399.7 million, an increase of 6 percent versus the prior-year period. Improved Foret sales resulted from generally higher selling prices and the benefit of a stronger euro, partially offset by the impact of temporary production problems, mainly affecting phosphates, and lower export volumes due to the strength of the euro. Higher alkali sales were driven by strong volume growth and improved domestic selling prices, partially offset by weaker export prices. Higher domestic hydrogen peroxide volumes and prices were more than offset by unfavorable product mix. Segment earnings of $17.7 million were up 2 percent versus the year-earlier period as the benefit of higher selling prices and improved affiliate earnings was almost entirely offset by higher energy and transportation costs.

Corporate expense of $19.1 million was up from $16.9 million in the year-earlier period. Interest expense, net, was $41.0 million, down from $48.7 million in the prior-year period due to lower interest rates and debt levels. For the period, depreciation and amortization was $66.7 million, and capital expenditures were $30.8 million.

- more -

Page 5/FMC Announces Second Quarter Earnings

Outlook

Regarding outlook and guidance, Walter said: “Based on the strength of our first half performance, we are revising our guidance for full-year 2004 earnings before restructuring and other charges to $3.10 to $3.25 per diluted share. Where we ultimately fall within that range will depend largely on North American pest infestation levels during the third quarter and the health of the Brazilian agricultural economy during the fourth quarter. For the third quarter of 2004, we expect earnings in the range of $0.70 to $0.80 per share.

“As a result of the improved full-year outlook for earnings, we are also revising our guidance for debt reduction in 2004 upwards, to a range of $40 to $60 million. This will result in a cumulative reduction in net debt of about $100 million, steady progress against our stated target of $300 million over the 2003-6 period.”

The Company has provided additional details concerning this earnings release on the web at http://ir.fmc.com including: details on the 2004 earnings outlook, available on the Conference Call page; reconciliations of non-GAAP figures to the nearest available GAAP term, also available the Conference Call page; and definitions of non-GAAP terms, located in the Glossary of Financial Terms.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,300 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

- more -

Page 6/FMC Announces Second Quarter Earnings

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2003 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

FMC will conduct its second quarter conference call at 12:00 p.m. EDT on July 28, 2004. This event will be available live and as a replay on the web at http://ir.fmc.com.

# # #

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue	$534.3	$510.0	$1,040.0	$944.0

Costs of sales and services	377.6	370.7	755.2	695.9
Selling, general and administrative expenses	61.4	60.3	126.3	117.1
Research and development expenses	20.7	22.0	44.6	42.1
Restructuring and other charges	1.0	—	2.3	—

Total costs and expenses	460.7	453.0	928.4	855.1

Income from operations	73.6	57.0	111.6	88.9

Equity in loss (earnings) of affiliates	0.3	5.2	10.0	8.7
Minority interests	0.3	0.4	1.0	1.1
Interest expense, net	20.6	23.4	41.0	48.7

Income from continuing operations before income taxes	52.4	28.0	59.6	30.4

Provision for income taxes	11.6	6.3	11.5	6.8

Income from continuing operations	40.8	21.7	48.1	23.6

Discontinued operations, net of income taxes	(10.1)	—	(11.9)	—

Net income	$30.7	$21.7	$36.2	$23.6

Basic earnings (loss) per common share:

Income from continuing operations	$1.13	$0.62	$1.34	$0.67
Discontinued operations	(0.28)	—	(0.33)	—

Basic earnings per common share	$0.85	$0.62	$1.01	$0.67

Average number of shares used in basic earnings (loss) per share computations	36.2	35.2	35.8	35.2

Diluted earnings (loss) per common share:
Income from continuing operations	$1.09	$0.61	$1.30	$0.66
Discontinued operations	(0.27)	—	(0.32)	—

Diluted earnings per common share	$0.82	$0.61	$0.98	$0.66

Average number of shares used in diluted earnings (loss) per share computations	37.3	35.5	36.9	35.6

Other Data:
Capital spending	$17.5	$21.9	$30.8	$39.0
Depreciation and amortization	33.5	30.9	66.7	61.4

Attachment 1 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER CHARGES (NON-GAAP)*

(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue	$534.3	$510.0	$1,040.0	$944.0

Costs of sales and services	377.6	370.7	755.2	695.9
Selling, general and administrative expenses	61.4	60.3	126.3	117.1
Research and development expenses	20.7	22.0	44.6	42.1

Total costs and expenses	459.7	453.0	926.1	855.1

Income from operations	74.6	57.0	113.9	88.9

Equity in loss (earnings) of affiliates	(1.6)	5.2	(1.4)	8.7
Minority interests	0.3	0.4	1.0	1.1
Interest expense, net	20.6	23.4	41.0	48.7

Income from continuing operations before income taxes, excluding restructuring and other charges	55.3	28.0	73.3	30.4

Provision for income taxes	12.7	6.3	16.8	6.8

After-tax income from continuing operations, excluding restructuring and other charges	$42.6	$21.7	$56.5	$23.6

Basic after-tax income from continuing operations per share, excluding restructuring and other charges	$1.18	$0.62	$1.58	$0.67

Average number of shares used in basic after-tax income per share computations	36.2	35.2	35.8	35.2

Diluted after-tax income from continuing operations per share, excluding restructuring and other charges	$1.14	$0.61	$1.53	$0.66

Average number of shares used in diluted after-tax income per share computations	37.3	35.5	36.9	35.6

*	The Company believes that the Non-GAAP financial measure “After-tax income from continuing operations, excluding restructuring and other charges,” and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. The Company also believes that excluding the effect of restructuring and other charges from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

See attachment 3 of 6 for the reconciliation of Non-GAAP financial measures to GAAP financial results.

Attachment 2 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NET INCOME (GAAP) TO AFTER-TAX INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER CHARGES (NON-GAAP)

(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net income (GAAP)	$30.7	$21.7	$36.2	$23.6
Discontinued operations, net of income taxes (GAAP)	10.1	—	11.9	—
Restructuring and other charges, before tax *	2.9	—	13.7	—
Tax effect of restructuring and other charges	(1.1)	—	(5.3)	—

After-tax income from continuing operations, excluding restructuring and other charges (Non-GAAP)	$42.6	$21.7	$56.5	$23.6

Diluted earnings per common share (GAAP)	$0.82	$0.61	$0.98	$0.66
Discontinued operations per diluted share (GAAP)	0.27	—	0.32	—
Restructuring and other charges per diluted share, before tax	0.08	—	0.37	—
Tax effect of restructuring and other charges per diluted share	(0.03)	—	(0.14)	—

Diluted after-tax income from continuing operations per share, excluding restructuring and other charges (Non-GAAP)	$1.14	$0.61	$1.53	$0.66

Average number of shares used in diluted after-tax income from continuing operations per share computations	37.3	35.5	36.9	35.6

*	Restructuring and other charges includes FMC’s share of charges recorded by Astaris, LLC, the phosphorous joint venture. FMC’s share of such charges are included in “Equity in loss (earnings) of affiliates” and were $1.9 million and $11.4 million, before tax, for the three and six months ended June 30, 2004. There were no significant Astaris-related restructuring charges recorded in the three and six months ended June 30, 2003.

Attachment 3 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

INDUSTRY SEGMENT DATA

(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue

Agricultural Products	$193.0	$174.7	$366.4	$303.2
Specialty Chemicals	141.6	138.8	276.3	265.7
Industrial Chemicals	201.4	197.4	399.7	377.2
Eliminations	(1.7)	(0.9)	(2.4)	(2.1)

	$534.3	$510.0	$1,040.0	$944.0

Income from continuing operations before income taxes

Agricultural Products	$48.0	$27.2	$67.7	$32.5
Specialty Chemicals	30.1	30.0	54.7	54.4
Industrial Chemicals	11.0	7.5	17.7	17.3

Segment operating profit	89.1	64.7	140.1	104.2
Corporate	(9.8)	(9.6)	(19.1)	(16.9)
Other income (expense), net	(2.7)	(2.3)	(5.5)	(5.2)

Operating profit from continuing operations before restructuring and other charges, interest expense, net and affiliate interest expense	76.6	52.8	115.5	82.1

Restructuring and other charges (a)	(2.9)	—	(13.7)	—
Interest expense, net	(20.6)	(23.4)	(41.0)	(48.7)
Affiliate interest expense (b)	(0.7)	(1.4)	(1.2)	(3.0)

Income from continuing operations before income taxes	$52.4	$28.0	$59.6	$30.4

(a)	Restructuring and other charges for the three months ended June 30, 2004 related to Industrial Chemicals ($1.2 million), Agricultural Products ($1.8 million) and Corporate ($0.1 million gain). Restructuring and other charges for the six months ended June 30, 2004 related to Industrial Chemicals ($10.7 million), Agricultural Products ($2.6 million), Specialty Chemicals ($0.5 million) and Corporate ($0.1 million gain).
(b)	FMC’s share of interest expense of the phosphorus joint venture. The equity in loss (earnings) of the phosphorus joint venture is included in Industrial Chemicals.

Attachment 4 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	June 30, 2004	December 31, 2003
Cash and cash equivalents	$100.6	$57.0
Restricted cash	136.9	136.9
Trade receivables, net	482.9	478.2
Inventories	162.7	192.6
Other current assets	122.6	112.1
Deferred income taxes	29.2	32.9

Total current assets	1,034.9	1,009.7

Property, plant and equipment, net	1,089.7	1,128.1
Goodwill	152.6	156.3
Deferred income taxes	336.3	322.2
Other long - term assets	190.4	212.5

Total assets	$2,803.9	$2,828.8

Short - term debt	$19.6	$13.8
Current portion of long - term debt	63.3	3.0
Accounts payable, trade and other	238.6	299.5
Guarantees of vendor financing	37.4	44.3
Accrued pensions and other post-retirement benefits, current	13.2	13.7
Other current liabilities	326.2	353.2

Total current liabilities	698.3	727.5

Long-term debt	994.8	1,033.4
Long-term liabilities	462.2	479.6
Stockholders’ equity	648.6	588.3

Total liabilities and stockholders’ equity	$2,803.9	$2,828.8

Attachment 5 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Six months ended June 30,
	2004	2003
Cash provided by operating activities	$73.6	$16.5

Cash required by discontinued operations	(13.5)	(8.1)

Cash provided (required) by investing activities:
Capital spending	(30.8)	(39.0)
Financing commitments to Astaris	(35.5)	(26.1)
Other investing activities	2.4	2.0

	(63.9)	(63.1)

Cash provided (required) by financing activities:
Net borrowings under committed credit facilities	26.0	75.0
Increase (decrease) in short-term debt	5.8	(32.3)
Net decrease in restricted cash	—	13.0
Repayment of long-term debt, net of increased borrowings	(5.2)	(20.8)
Other financing activities	22.9	14.9

	49.5	49.8

Effect of exchange rate changes on cash	(2.1)	9.0

Increase in cash and cash equivalents	43.6	4.1

Cash and cash equivalents, beginning of year	57.0	89.6

Cash and cash equivalents, end of period	$100.6	$93.7

Attachment 6 of 6